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SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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Apartment Investment and Management Company
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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APARTMENT INVESTMENT AND MANAGEMENT COMPANY

4582 SOUTH ULSTER STREET PARKWAY, SUITE 1100
DENVER, COLORADO 80237

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 25, 2003

        You are cordially invited to attend the 2003 Annual Meeting of Stockholders (the "Meeting") of APARTMENT INVESTMENT AND MANAGEMENT COMPANY (the "Company" or "AIMCO") to be held on Friday, April 25, 2003, at 9:00 a.m. at the principal executive offices of the Company at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, for the following purposes:

  1.
  To elect six directors, for a term of one year each, until the next Annual Meeting of Stockholders and until their successors are elected and qualify;

  2.
  To ratify the selection of Ernst & Young LLP, to serve as independent auditors for the Company for the fiscal year ending December 31, 2003;

  3.
  To approve the sale of an aggregate of 5,000 High Performance Partnership Units of AIMCO Properties L.P.; and

  4.
  To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

        Only stockholders of record at the close of business on March 5, 2003, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

        WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The proxy is revocable at any time prior to the exercise thereof by written notice to the Company, and stockholders who attend the Meeting may withdraw their proxies and vote their shares personally if they so desire.

        You may choose to vote your shares by using a toll-free telephone number or the Internet, as described on the proxy card. You may also mark, sign, date and mail your proxy in the envelope provided, but if you choose to vote your shares by telephone or the Internet, there is no need for you to mail your proxy card. Votes submitted via the Internet or by telephone must be received by 5:00 p.m. Eastern Time on April 23, 2003. The method by which you decide to vote will not limit your right to vote at the Annual Meeting. If you later decide to attend the Annual Meeting in person, you may vote your shares even if you previously have submitted a proxy by telephone, the Internet or by mail.

        The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      Miles Cortez
                      Secretary

March     , 2003

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
4582 SOUTH ULSTER STREET PARKWAY, SUITE 1100
DENVER, COLORADO 80237

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 25, 2003

        This Proxy Statement is furnished to stockholders of Apartment Investment and Management Company ("AIMCO" or the "Company"), a real estate investment trust ("REIT"), in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on Friday, April 25, 2003, at 9:00 a.m. at the principal executive offices of the Company at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, and at any and all adjournments or postponements thereof, for the purposes set forth in the Notice of Meeting. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about March     , 2003.

        This solicitation is made by mail on behalf of the Board of Directors of the Company. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by telephone, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company has retained the services of The Altman Group, Inc., for an estimated fee of $4,000, plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

        Holders of record of the Class A Common Stock of the Company ("Common Stock") as of the close of business on the record date, March 5, 2003 (the "Record Date"), are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on the Record Date, there were 94,219,270 shares of Common Stock issued and outstanding.

        Shares represented by proxies in the form enclosed, if the proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned proxy, the shares will be voted: FOR the election of all nominees for director; FOR the ratification of the selection of Ernst & Young LLP as independent auditors for the calendar year ending December 31, 2003; and FOR the approval of the sale of an aggregate of 5,000 High Performance Partnership Units of AIMCO Properties, L.P. (the "Operating Partnership"). To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before voting by filing a notice of revocation with the Secretary of the Company, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

        The Company's 2002 Annual Report to Stockholders is being mailed with this Proxy Statement. The principal executive offices of the Company are located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237.

PROPOSAL 1:
ELECTION OF DIRECTORS

        Pursuant to the Company's Charter, directors are elected at each Annual Meeting of Stockholders and hold office for one year, and until their successors are duly elected and qualify. The Company's Bylaws currently authorize a Board of Directors consisting of not fewer than three nor more than nine persons.

        The nominees for election to the six positions on the Board of Directors selected by the Nominating and Corporate Governance Committee of the Board of Directors to be voted upon at the Meeting are James N. Bailey, Terry Considine, Richard S. Ellwood, Peter K. Kompaniez, J. Landis Martin and Thomas L. Rhodes, all of whom were elected to the Board of Directors at the last Annual Meeting of Stockholders. Messrs. Bailey, Ellwood, Martin, and Rhodes (the "Independent Directors") are not employed by, or affiliated with, the Company, other than by virtue of serving as directors of the Company. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Bailey, Considine, Ellwood, Kompaniez, Martin and Rhodes to hold office as directors for a term of one year until their successors are elected and qualify at the next Annual Meeting of Stockholders. All nominees have advised the Board of Directors that they are able and willing to serve as directors.

        If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than six nominees.

        Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the six nominees named above as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE SIX NOMINEES.

PROPOSAL 2:
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The firm of Ernst & Young LLP, the Company's independent auditors for the year ended December 31, 2002, was selected by the Audit Committee, and approved by the Board of Directors, to act in the same capacity for the fiscal year ending December 31, 2003, subject to ratification by the Company's stockholders. The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2002 and 2001 are as follows:

  Audit Fees

        Fees for audit services totaled approximately $6.3 million in 2002 and approximately $7.1 million in 2001. These amounts include fees associated with the annual audit of the financial statements of the Company and certain of its consolidated subsidiaries and unconsolidated investees. Fees for audit services also include fees for the reviews of the Company's quarterly reports on Form 10-Q, registration statements filed with the Securities and Exchange Commission ("SEC"), other SEC filings, equity or debt offerings, comfort letters and consents.

  Audit-Related Fees

        Fees for audit-related services totaled approximately $3.9 million in 2002 and approximately $3.5 million in 2001. Audit-related services principally include various audit and attest work not required by statute or regulation, due diligence in connection with acquisitions, and accounting consultations.

  Tax Fees

        Fees for tax services, including tax compliance services for over 600 subsidiaries or affiliates of the Company, tax advice and tax planning totaled approximately $4.8 million in 2002 and $6.5 million in 2001.

  All Other Fees

        Fees for all other services not included above totaled approximately $1.2 million in 2002 and $0.5 million in 2001, principally consisting of real estate advisory services and risk management advisory services. There were no fees billed or incurred in 2002 or 2001 related to financial information systems design and implementation.

        Representatives of Ernst & Young LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

        The affirmative vote of a majority of the votes cast regarding the proposal is required to ratify the selection of Ernst & Young LLP. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of Ernst & Young LLP to serve as independent auditors for the Company for the fiscal year ending December 31, 2003.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE
SELECTION OF ERNST & YOUNG LLP.

PROPOSAL 3:
APPROVAL OF THE SALE OF HIGH PERFORMANCE UNITS

        As an additional step in furtherance of the Company's goal of increasing the Company's adjusted funds from operations, dividend income and share price by making share ownership the primary economic motivation of its officers and directors, in January 1998, AIMCO Properties, L.P. (the "Operating Partnership") sold an aggregate of 15,000 Class I High Performance Partnership Units (the "Class I Units") to a joint venture formed by fourteen of the Company's officers and to three of the Company's Independent Directors. Based on the success of the Class I Units, in January 2001, the Board of Directors decided to offer to sell to the Company's employees additional High Performance Units. In 2001, upon approval of stockholders, the Operating Partnership sold an aggregate of 15,000 of its Class II, III, and IV High Performance Partnership Units (the "Class II Units", "Class III Units" and "Class IV Units") to a joint venture formed by over 50 employees of the Company. In 2002, upon approval of stockholders, the Operating Partnership sold an additional 4,398 of its Class V High Performance Partnership Units (the "Class V Units") to a joint venture formed by over 40 employees of the Company. Unlike Common Stock, common partnership units in the Operating Partnership ("OP Units") and options to purchase Common Stock, the High Performance Units provide the following advantages to the Company:

  •
  the Operating Partnership receives cash consideration for an interest that will have nominal cost to the Company unless the total return to the Company's stockholders for the relevant measurement period exceeds a minimum hurdle rate and is significantly better than the industry average (as measured by the Morgan Stanley REIT Index); and

  •
  any value received by the purchasers of the High Performance Units is not readily transferable and constitutes a long-term investment in the Company, providing a further substantial and enduring alignment of the long-term economic interests of the Company and its officers and employees.

        The following table details the results of the High Performance Units that have been previously issued and for which the relevant measurement period has ended:

	Class I Units	Class II Units	Class III Units
Measurement Period	1/1/98 - 12/31/00	1/1/01 - 12/31/01	1/1/01 - 12/31/02
AIMCO Total Return	59.24%	0.21%	(11.40%)
MS REIT Index Total Return	0.58%	12.83%	16.94%
Minimum Return for Measurement Period	30.00%	11.00%	23.21%
Excess (Outperformance) Return	29.24%	0.00%	0.00%
Weighted Average Market Value of Outstanding Equity (in millions)	$2,623	$3,858	$4,063
Excess (Outperformance) Shareholder Value Added (in millions, at end of measurement period)	$ 767	$ 0	$ 0
Value of Units (in millions, at end of measurement period)	$ 115	$ 0	$ 0

        As shown in the above table, the Class II Units and the Class III Units were valued at $0, and therefore, the allocable investments made by the holders of $1.275 million and $1.793 million, respectively, were lost.

        In addition to the Class I, Class II and Class III High Performance Partnership Units described above, the Operating Partnership has also sold 5,000 Class IV Units and 4,398 Class V Units, which have measurement periods of January 1, 2001 through December 31, 2003 and January 1, 2002 through December 31, 2004, respectively.

        The following table details the results of the High Performance Units that have been previously issued and for which the relevant measurement periods have not yet ended:

	Class IV Units	Class V Units
Measurement Period	1/1/01 - 12/31/03	1/1/02 - 12/31/04
AIMCO Total Return (for period from 1/1/01 through 12/31/02 for Class IV Units and 1/1/02 through 12/31/02 for Class V Units)	(11.40%)	(11.58%)
MS REIT Index Total Return (for period from 1/1/01 through 12/31/02 for Class IV Units and 1/1/02 through 12/31/02 for Class V Units)	16.94%	3.64%
Minimum Return for Measurement Period	23.21%	11.00%
Outperformance Return (for period from 1/1/01 through 12/31/02 for Class IV Units and 1/1/02 through 12/31/02 for Class V Units)	0.00%	0.00%
Weighted Average Market Value of Outstanding Equity (in millions, for the period from 1/1/01 through 12/31/02 for Class IV Units and 1/1/02 through 12/31/02 for Class V Units)	$4,063	$4,270
Outperformance Shareholder Value Added (in millions, at 12/31/02)	$ 0	$ 0
Value of Units (in millions, at 12/31/02)	$ 0	$ 0

        As shown in the above table, the Class IV Units and Class V Units were valued at $0 for the portion of the measurement period through December 31, 2002, however, the full measurement period for the Class IV Units ends on December 31, 2003 and the Class V Units ends on December 31, 2004.

        This year, the Board of Directors has decided to sell a new class of High Performance Units (Class VI High Performance Partnership Units), which have identical characteristics to the Class V Units sold in 2002 except for a different three year measurement period. The specific characteristics of the Class VI High Performance Partnership Units are shown below:

  •
  The new High Performance Units will have a three-year measurement period starting on January 1, 2003 and ending December 31, 2005.

  •
  The new High Performance Units will have nominal value unless the AIMCO total return (dividend income plus share price appreciation) exceeds 115% of the cumulative total return of the Morgan Stanley REIT Index and has a cumulative total return for the three year period of at least 36.8% (equivalent to 11% per year).

  •
  The amount, if any, by which the total return of the Common Stock over the measurement period exceeds the applicable total return hurdle will be considered the "Outperformance Return."

  •
  Outperformance Return multiplied by AIMCO's average market capitalization will be considered "Outperformance Shareholder Value Added" for stockholders.

  •
  If the minimum total return hurdle is met as of December 31, 2005, the holders of the new High Performance Units will thereafter receive distributions and allocations of income and loss at the same time and in the same amount (subject to certain exceptions upon liquidation of the Operating Partnership) as a number of OP Units equal to (i) 5% of Outperformance Value Added divided by (ii) the average volume weighted price of Common Stock over the 20 trading days ending on the determination date (subject to the limits on dilution described below).

  •
  Investment in the joint venture that will purchase the new High Performance Units will be offered to approximately 40 employees of the Company, and there will be no participation by the independent board members.

  •
  After the measurement period, the High Performance Units may be distributed to the joint venture participants. Thereafter, the new High Performance Units are not transferable (except to family trusts or partnerships) until the holder of the units dies, and are not exchangeable for Common Stock unless there is a change of control of the Company.

  •
  The dilutive impact to AIMCO's stockholders from the new High Performance Units will be limited to 1.0%.

  •
  In calculating the AIMCO total returns for the new High Performance Units, the initial value of the Common Stock will be $37.00. It is an average of the volume-weighted daily trading price of the Common Stock for the 20 consecutive trading days immediately preceding the end of the period on December 31, 2002. This was also the price used to determine the total return of the Common Stock for purposes of valuing the Class III High Performance Partnership Units issued in January 2001, for which the measurement period ended December 31, 2002.

        The Company's Board of Directors has determined, based upon the advice of an independent valuation expert, that the fair value of the 5,000 new High Performance Units is $985,000 in the aggregate. The employees who are offered the opportunity to invest in the new High Performance Units will do so through a senior management partnership, SMP 2006, L.L.C., a Delaware limited liability company (the "SMP"), which will hold the new High Performance Units until their valuation date. The terms of the limited liability company agreement of the SMP will restrict the employees' ability to transfer their interests, and provides the SMP with a right to repurchase the interest of any employee at the original purchase price if such employee's employment with the Company is terminated for any reason (other than by death or disability) before the end of the measurement period. As with previous High Performance Units, the employees are investing through a limited liability company to ensure that there is no opportunity to profit from the ownership of High Performance Units before the valuation date.

        A family partnership controlled by Terry Considine, the Chairman of the Board and Chief Executive Officer of the Company, and Peter K. Kompaniez, the Vice Chairman of the Board and President of the Company, will own approximately 40% and 10%, respectively, of the SMP. The remaining interests in the SMP may be owned by other employees of the Company. Accordingly, Messrs. Considine and Kompaniez will beneficially own approximately 50% of the High Performance Units purchased by the SMP. The $985,000 million aggregate purchase price to be paid by the SMP for the High Performance Units will be funded with cash contributions from the employees participating in the SMP. The Company may make loans to fund these cash contributions to the SMP, which loans will not be made to any of the Company's executive officers, will be full recourse, will be payable through payroll deductions and will be required to be paid in full by September 30, 2003. To the extent that offerees elect not to participate, their interests will be offered to other participants on a proportionate basis.

        Holders of the new High Performance Units will not be able to redeem their High Performance Units prior to the date (the "Valuation Date") that is the earlier of (i) January 1, 2006, or (ii) to the date on which a change of control (as defined in the Operating Partnership's Agreement of Limited Partnership) occurs. Holders of the new High Performance Units will be entitled to receive distributions and allocations of income and loss from the Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon liquidation of the Operating Partnership) as would holders of a number of OP Units (the "OP Unit Equivalent"). Prior to the relevant Valuation Date, the OP Unit Equivalent will be 0.01 for each new High Performance Unit. If, on the Valuation Date, the cumulative Total Return of the Common Stock from January 1, 2003 to December 31, 2005 (the "Measurement Period") exceeds 115% of the cumulative Total Return of a peer group index over the same period, and is at least the equivalent of a 36.8% cumulative Total Return over the three year period (the "Minimum Return"), then, on and after the Valuation Date, the OP Unit Equivalent for each new High Performance Unit will be revised to equal (i) the product of (A) 5% of the amount by which the cumulative Total Return of the Common Stock over the Measurement Period exceeds the greater of the Minimum Return or 115% of a peer group index (such excess being the "Outperformance Return"), multiplied by (B) the weighted average market value of the Company's equity capitalization (including Common Stock and OP Units but not preferred stock or preferred units), divided by (ii) the product of (A) the market value of one share of Common Stock on the Valuation Date and (B) the number of High Performance Units originally issued. However, the number of OP Unit Equivalents for the 5,000 new High Performance Units may not exceed 1.0% of the number of shares of Common Stock and OP Units outstanding, on a fully diluted basis (based on the fully diluted share count used to determine Adjusted Funds From Operations ("AFFO") per share), on the Valuation Date. If, on the Valuation Date, the cumulative Total Return of the Common Stock does not satisfy these criteria, then the OP Unit Equivalent for the new High Performance Units will remain at 0.01 per Unit. For purposes of determining the market value of Common Stock or OP Units as of any date, the average of the volume-weighted daily trading price of the Common Stock for the 20 consecutive trading days immediately preceding such date is used, except that the value of a share of Common Stock as of January 1, 2003 will be $37.00, the price used to determine the value of the Class III High Performance Partnership Units as of December 31, 2002.

        As with previously-issued High Performance Units, the Morgan Stanley REIT Index will be used as the peer group index (the "Peer Group Index") for purposes of the new High Performance Units. The Morgan Stanley REIT Index is a capitalization-weighted index, with dividends reinvested, of the most actively traded real estate investment trusts. As of December 31, 2002, the Morgan Stanley REIT Index was comprised of 114 real estate investment trusts selected by Morgan Stanley Incorporated. The Board of Directors of the Company has selected this index because it believes that it is the real estate investment trust index most widely reported and accepted among institutional investors. The Board of Directors may select a different index if it determines that the Morgan Stanley REIT Index is no longer an appropriate comparison for the Company; if the Morgan Stanley REIT Index is not maintained throughout the Measurement Period; or for any other reason that the Board of Directors determines.

        "Total Return" means, for any security and for any period, the cumulative total return for such security over such period, as measured by (i) the sum of (a) the cumulative amount of dividends paid in respect of such security for such period (assuming that all cash dividends are reinvested in such security as of the payment date for such dividend based on the security price on the dividend payment date), and (b) an amount equal to (x) the security price at the end of such period, minus (y) the security price at the beginning of such period, divided by (ii) the security price at the beginning of the measurement period; provided, however, that if the foregoing calculation results in a negative number, the Total Return shall be equal to zero.

        The new High Performance Units are subject to certain restrictions on transfer. The SMP may not transfer its High Performance Units until after the Valuation Date, and then only to its participants or to one of their family members (or a family-owned entity). Individuals may not transfer High Performance Units except to a family member (or a family-owned entity) or in the event of death or disability. The new High Performance Units are not convertible into Common Stock. However, in the event of a change of control of the Company, holders of the new High Performance Units will have redemption rights similar to those of holders of OP Units. Upon the occurrence of a change of control, any holder of the new High Performance Units may, subject to certain restrictions, require the Operating Partnership to redeem all or a portion of the High Performance Units held by such party in exchange for a cash payment per unit equal to their market value at the time of redemption. However, in the event that any High Performance Units are tendered for redemption, the Operating Partnership's obligation to pay the redemption price is subject to the prior right of the Company to acquire such High Performance Units in exchange for an equal number of shares of Common Stock (subject to certain adjustments).

        Although the Company does not believe that the sale of the new High Performance Units will have an anti-takeover effect, the High Performance Units could increase the potential cost of acquiring control of the Company and thereby discourage an attempt to take control of the Company. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not approved the sale of the new High Performance Units with the intention of discouraging any such attempt.

        If the Company's Total Return over the Measurement Period exceeds 115% of the Total Return of the Morgan Stanley REIT Index and exceeds the Minimum Return of 36.8% over three years, then the holders of new High Performance Units could be entitled to a significant percentage of future distributions made by the Operating Partnership. This would have a dilutive effect on future earnings per share of Common Stock, and on the Company's equity ownership in the Operating Partnership after the Valuation Date. However, the maximum dilutive effect for the new class of High Performance Units will be 1.0% of the number of shares of Common Stock and OP Units outstanding, on a fully diluted basis (based on the fully diluted share count used to determine AFFO per share), on the Valuation Date.

        The following table sets forth the cumulative Total Returns of the Common Stock and the Morgan Stanley REIT Index, respectively, for each year in the period from January 1, 1998 through December 31, 2000, which were the returns used for the valuation of the Class I Units. However, such historical results are not necessarily indicative of future performance.

	Year Ended December 31,
	1998	1999	2000
Cumulative Total Return of Common Stock	7.77%	22.71%	59.24%
Cumulative Total Return of Morgan Stanley REIT Index	(16.83%)	(20.69%)	0.58%

        The following table sets forth the cumulative Total Returns of the Common Stock and the Morgan Stanley REIT Index, respectively, for each year in the period from January 1, 2001 through December 31, 2002, which were the returns used in the valuation of the Class II and Class III Units and the Class IV units to date. However, such historical results are not necessarily indicative of future performance.

	Year Ended December 31,
	2001	2002
Cumulative Total Return of Common Stock	0.21%	(11.40%)
Cumulative Total Return of Morgan Stanley REIT Index	12.83%	16.94%

        The following table sets forth the cumulative Total Returns of the Common Stock and the Morgan Stanley REIT Index, respectively, for the period from January 1, 2002 through December 31, 2002, which were the returns used in the valuation of the Class V Units to date. However, such historical results are not necessarily indicative of future performance.

Year Ended December 31, 2002
Cumulative Total Return of Common Stock	(11.58%)
Cumulative Total Return of Morgan Stanley REIT Index	3.64%

        The table below illustrates the value of the new High Performance Units on the Valuation Date under different circumstances. The table demonstrates the value of the new High Performance Units at given prices for Common Stock and the total return calculated at that price compared to both the Minimum Return and 115% of the peer group total return. For purposes of this illustration, the "value" of the new High Performance Units is calculated by multiplying (a) 5% of the Outperformance Return, by (b) the weighted average market value of the Company's equity capitalization (including Common Stock and OP Units not held by the Company) over the Measurement Period. However, this determination of value does not represent the actual fair market value of the High Performance Units on the Valuation Date because the High Performance Units are subject to substantial restrictions on transfer and, in the absence of a change of control, do not entitle the holders thereof to any redemption rights. Except as otherwise indicated, it is assumed, for purposes of the illustration, that the Valuation Date is January 1, 2005, the Peer Group Index has an annual Total Return of 36.8%; and the weighted average market value of outstanding equity (Common Stock and OP Units not held by the Company) during the Measurement Period is $3.967 billion. Other important assumptions are set forth in the footnotes below the following table.

        The table below is for illustrative purposes only and there can be no assurance that actual outcomes will be within the ranges used. Some of the factors that could affect the results set forth in the table are the Total Return of the Common Stock relative to the Total Return of the Morgan Stanley REIT Index, and the market value of the average outstanding equity of the Company during the Measurement Period. These factors may be affected by general economic conditions, local real estate conditions and the dividend policy of the Company.

Class VI High Performance Partnership Units — Three Year Program
Valuation Analysis as of December 31, 2002

5,000	Class VI High Performance Partnership Units
$985,000	Cash proceeds to Company from initial investment (1)
Stock Price	AIMCO Total Return (2)	Minimum Return	115% MS REIT Index Total Return		Out- performance Return (3)		Average Market Capitalization (thousands) (4)	Out- performance Shareholder Value Added (thousands) (5)		Value of High Performance Units (thousands) (6)	OP Unit Dilution (thousands) (7)	OP Unit Dilution as a Percentage of Total Diluted Shares Outstanding (8)
$40.00	34.70%	36.80%	40.00 60.00	% %	0.00 0.00 0.00	% % %	$3,966,546 3,966,546 3,966,546	$	— — —	$2 2 2	— — —	0.00 0.00 0.00	% % %
42.00	40.11%	36.80%	40.00 60.00	% %	3.31 0.11 0.00	% % %	3,966,546 3,966,546 3,966,546		131,218 4,288 —	6,561 214 2	156 5 —	0.14 0.00 0.00	% % %
44.00	45.51%	36.80%	40.00 60.00	% %	8.71 5.51 0.00	% % %	3,966,546 3,966,546 3,966,546		345,626 218,696 —	17,281 10,935 2	393 249 —	0.36 0.23 0.00	% % %
46.00	50.92%	36.80%	40.00 60.00	% %	14.12 10.92 0.00	% % %	3,966,546 3,966,546 3,966,546		560,033 433,104 —	28,002 21,655 2	609 471 —	0.55 0.43 0.00	% % %
48.00	56.32%	36.80%	40.00 60.00	% %	19.52 16.32 0.00	% % %	3,966,546 3,966,546 3,966,546		774,441 647,512 —	38,722 32,376 2	807 674 —	0.73 0.61 0.00	% % %
50.00	61.73%	36.80%	40.00 60.00	% %	24.93 21.73 1.73	% % %	3,966,546 3,966,546 3,966,546		988,849 861,920 68,611	49,442 43,096 3,431	989 862 69	0.90 0.78 0.06	% % %
52.00	67.14%	36.80%	40.00 60.00	% %	30.34 27.14 7.14	% % %	3,966,546 3,966,546 3,966,546		1,203,257 1,076,328 283,018	57,316 53,816 14,151	1,102 1,035 272	1.00 0.94 0.25	%(9) % %
54.00	72.54%	36.80%	40.00 60.00	% %	35.74 32.54 12.54	% % %	3,966,546 3,966,546 3,966,546		1,417,665 1,290,735 497,426	59,521 59,521 24,871	1,102 1,102 461	1.00 1.00 0.42	%(9) %(9) %

(1)
If "Outperformance Shareholder Value Added" is $0, the "Cash Proceeds to Company from Initial Investment" is calculated by subtracting the "Value of High Performance Units" from $985,000, which is the purchase price of 5,000 Class VI Units.
(2)
AIMCO Total Return is calculated in the above example as follows: ((Stock Price + 2003 Annual Dividend + 2004 Annual Dividend + 2005 Annual Dividend) - $37.00) / $37.00, where 2003 Annual Dividend equals $3.28, 2004 Annual Dividend equals $3.28 and 2005 Annual Dividend equals $3.28.
(3)
"Outperformance Return" is the amount, if any, by which the total return of the Common Stock over the measurement period exceeds the Minimum Return or 115% of the MS REIT Index Total Return.
(4)
Assumes the market value of outstanding equity (Common Stock and common OP Units) at December 31, 2002 throughout the measurement period.
(5)
"Outperformance Shareholder Value Added" is calculated by multiplying the Outperformance Return by the average market capitalization.
(6)
The "Value of High Performance Units" is calculated by multiplying the Outperformance Shareholder Value Added by 5%. If Outperformance Shareholder Return is $0, the Value of High Performance Units is calculated by multiplying the stock price by 50 OP Units. The initial investment of $985,000 for the Class VI Units will continue to be treated as contributed equity on the balance sheet of the Operating Partnership.
(7)
The "OP Unit Dilution" is calculated by dividing the Value of High Performance Units by the stock price at the end of the period.
(8)
"OP Unit Dilution as a Percentage of Total Diluted Shares Outstanding" is calculated by dividing the OP Unit Dilution by the total diluted shares outstanding as of December 31, 2002, used for the determination of AFFO per share (110.2 million shares).
(9)
The maximum dilution for the Class VI Units is 1.0% of the total diluted units outstanding on the Valuation Date.

        Pursuant to Section 312.03 of the New York Stock Exchange listing requirements, the affirmative vote of a majority of the votes cast regarding the proposal is required for approval of the sale of the new High Performance Units. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by proxies will be voted FOR the proposal to approve the sale of the new High Performance Units.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE
SALE OF THE HIGH PERFORMANCE UNITS.

BOARD OF DIRECTORS AND OFFICERS

        The executive officers of the Company and the nominees for election as directors of the Company, their ages, dates they were first elected an executive officer or director, and their positions with the Company or on the Board of Directors are set forth below.

Name	Age	First Elected	Position
Terry Considine	55	July 1994	Chairman of the Board of Directors and Chief Executive Officer
Peter K. Kompaniez	58	July 1994	Vice Chairman of the Board of Directors and President
Harry G. Alcock	40	October 1999	Executive Vice President and Chief Investment Officer
Miles Cortez	59	August 2001	Executive Vice President, General Counsel and Secretary
Joseph DeTuno	58	February 2001	Executive Vice President — Redevelopment
Patti K. Fielding	39	February 2003	Executive Vice President — Securities and Debt
Patrick J. Foye	46	May 1998	Executive Vice President
Lance J. Graber	42	October 1999	Executive Vice President — AIMCO Capital Transactions
Paul J. McAuliffe	46	February 1999	Executive Vice President and Chief Financial Officer
Ronald D. Monson	46	February 2001	Executive Vice President and Head of Property Operations
Thomas C. Novosel	44	April 2000	Senior Vice President — Chief Accounting Officer
James G. Purvis	50	February 2003	Executive Vice President — Human Resources
David Robertson	37	February 2002	Executive Vice President; President and Chief Executive Officer — AIMCO Capital
James N. Bailey	56	June 2000	Director, Chairman of the Nominating and Corporate Governance Committee
Richard S. Ellwood	71	July 1994	Director, Chairman of the Audit Committee
J. Landis Martin	57	July 1994	Director, Chairman of the Compensation and Human Resources Committee
Thomas L. Rhodes	63	July 1994	Director

        The following is a biographical summary of the experience of the current directors and executive officers of the Company for the past five years or more.

        Terry Considine.    Mr. Considine has been Chairman of the Board of Directors and Chief Executive Officer since July 1994. Mr. Considine serves as Chairman and Chief Executive Officer of American Land Lease, Inc., another public real estate investment trust and successor to Asset Investors Corporation and Commercial Assets, Inc. Mr. Considine devotes his time to his responsibilities at AIMCO on a full time basis, and the balance to American Land Lease, Inc.

        Peter K. Kompaniez.    Mr. Kompaniez has been Vice Chairman of the Board of Directors since July 1994 and was appointed President in July 1997. Mr. Kompaniez has also served as Chief Operating Officer of NHP Incorporated after it was acquired by AIMCO in December 1997.

        Harry G. Alcock.    Mr. Alcock served as a Vice President from July 1996 to October 1997, when he was promoted to Senior Vice President — Acquisitions. Mr. Alcock served as Senior Vice President — Acquisitions until October 1999, when he was promoted to Executive Vice President and Chief Investment Officer. Mr. Alcock has had responsibility for acquisition and financing activities of the Company since July 1994.

        Miles Cortez.    Mr. Cortez was appointed Executive Vice President, General Counsel and Secretary in August 2001. Prior to joining the Company, Mr. Cortez was the senior partner of Cortez Macaulay Bernhardt & Schuetze LLC, a Denver law firm, from December 1997 through September 2001. From August 1993 through November 1997, Mr. Cortez was a partner at

McKenna & Cuneo LLP in Denver. He served as president of the Colorado Bar Association from 1996 to 1997 and the Denver Bar Association from 1982 to 1983.

        Joseph DeTuno.    Mr. DeTuno was appointed Executive Vice President — Redevelopment in February 2001 and previously served as Senior Vice President — Property Redevelopment from August 1997 to February 2001. Prior to joining the Company, Mr. DeTuno was President and founder of JD Associates, a full service real estate consulting, advisory and project management company that he founded in 1990.

        Patti K. Fielding.    Ms. Fielding was appointed Executive Vice President — Securities and Debt in February 2003. She is responsible for securities and debt financing and the treasury department. From January 2000 to February 2003, Ms. Fielding served as Senior Vice President — Securities and Debt. Ms. Fielding joined the Company in February 1997 and served as Vice President — Tenders, Securities and Debt until January 2000. Prior to joining the Company, Ms. Fielding was a Vice President with Hanover Capital Partners from 1996 to 1997, Vice Chairman, Senior Vice President and Principal of CapSource Funding Corp from 1993 to 1995, and Group Vice President with Duff & Phelps Rating Co. from 1987 to 1993.

        Patrick J. Foye.    Mr. Foye was appointed Executive Vice President in May 1998. He is responsible for AIMCO's continuous improvement initiative, acquisitions of partnership securities, consolidation of minority interests, and corporate and other acquisitions. Prior to joining the Company, Mr. Foye was a Merger and Acquisitions Partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1989 to 1998.

        Lance J. Graber.    Mr. Graber has been Executive Vice President since October 1999. His principal business function is overseeing dispositions, refinancings, redevelopments and other transactions within AIMCO Capital's portfolio of affordable properties. Prior to joining the Company, Mr. Graber was a Director at Credit Suisse First Boston from 1994 to May 1999, during which time he supervised a staff of seven in the making of principal investments in hotel, multi-family and assisted living properties.

        Paul J. McAuliffe.    Mr. McAuliffe has been Executive Vice President since February 1999 and was appointed Chief Financial Officer in October 1999. From May 1996 until he joined the Company, Mr. McAuliffe was Senior Managing Director of Secured Capital Corp.

        Ronald D. Monson.    Mr. Monson was appointed Executive Vice President and Head of Property Operations in February 2001. Previously, he served as Regional Vice President from March 1997 to May 1998, when he was promoted to Senior Vice President of the Midwest Division. Mr. Monson served as Senior Vice President of the Midwest Division until January 1999, when he was appointed Senior Vice President of the Far West Division. From April 1994 to February 1997, Mr. Monson was a Regional Vice President for Great Atlantic Property Management.

        Thomas C. Novosel.    Mr. Novosel was appointed Senior Vice President and Chief Accounting Officer in April 2000. From October 1993 until he joined the Company, Mr. Novosel was a partner at Ernst & Young LLP, where he served as the director of real estate advisory services for the southern Ohio Valley area offices but did not work on any assignments related to the Company.

        James G. Purvis.    Mr. Purvis was appointed Executive Vice President — Human Resources in February 2003. Prior to joining AIMCO, from October 2000 to February 2003, Mr. Purvis served as the Vice President of Human Resources at SomaLogic, Inc. a privately held biotechnology company in Boulder, Colorado. From July 1997 to October 2000, Mr. Purvis was the principal consultant for O3C Global Organization Solutions, a global human resources strategy and technology consulting company based in Colorado and London. From March 1996 to July 1997 Mr. Purvis served as the Senior Vice President of Employee Relations at TCI, Inc.

        David Robertson.    Mr. Robertson has been Executive Vice President since February 2002, and was appointed President and Chief Executive Officer of AIMCO Capital in October 2002. He is responsible for property operations, asset management and transaction activities within AIMCO Capital's portfolio of affordable properties. Prior to joining the Company, Mr. Robertson was a member of the investment-banking group at Smith Barney from 1991 to 1996, where he was responsible for real estate investment banking transactions in the western United States, and was part of the Smith Barney team that managed AIMCO's initial public offering in 1994. Since February 1996, Mr. Robertson has been Chairman and Chief Executive Officer of Robeks Corporation, a privately held chain of specialty food stores.

        James N. Bailey.    Mr. Bailey was appointed a Director of the Company in June 2000 and is currently Chairman of the Nominating and Corporate Governance Committee and a member of the Audit and Compensation and Human Resources Committees. Mr. Bailey is co-founder and Senior Managing Director of Cambridge Associates, LLC, founded in 1973, and co-founder, Treasurer and Director of: The Plymouth Rock Company, founded in 1984; Direct Response Corporation, founded in 1996; and Homeowner's Direct Corporation, founded in 1996; all U.S. personal lines insurance companies. In addition, he is a director of Getty Image, Inc., a publicly held company. He has also been a member of a number of Harvard University alumni affairs committees, including, the Overseers Nominating Committee and The Harvard Endowment Committee. Mr. Bailey is a member of the Massachusetts Bar and the American Bar Associations.

        Richard S. Ellwood.    Mr. Ellwood was appointed a Director of the Company in July 1994. Mr. Ellwood is currently Chairman of the Audit Committee and a member of the Compensation and Human Resources and Nominating and Corporate Governance Committees. Mr. Ellwood is the founder and President of R.S. Ellwood & Co., Incorporated, a real estate investment banking firm. Prior to forming R.S. Ellwood & Co., Incorporated in 1987, Mr. Ellwood had 31 years experience on Wall Street as an investment banker, serving as: Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987; Managing Director at Warburg Paribas Becker from 1978 to 1984; general partner and then Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to 1968. Mr. Ellwood currently serves as a director of Felcor Lodging Trust, Incorporated and Florida East Coast Industries, Inc.

        J. Landis Martin.    Mr. Martin was appointed a Director of the Company in July 1994 and became Chairman of the Compensation and Human Resources Committee on March 19, 1998. Mr. Martin is a member of the Audit and Nominating and Corporate Governance Committees. Mr. Martin has served as President and Chief Executive Officer of NL Industries, Inc., a manufacturer of titanium dioxide since 1987. Mr. Martin served as Chairman of Tremont Corporation ("Tremont"), a holding company operating through its affiliates Titanium Metals Corporation ("TIMET") and NL Industries, Inc. ("NL"), from 1990 to 2003 and as Chief Executive Officer and a director of Tremont from 1988 to January 2003. Mr. Martin has served as Chairman of TIMET, an integrated producer of titanium since 1987 and Chief Executive Officer since January 1995. From 1990 until its acquisition by a predecessor of Halliburton Company ("Halliburton") in 1994, Mr. Martin served as Chairman of the Board and Chief Executive Officer of Baroid Corporation, an oilfield services company. In addition to NL and TIMET, Mr. Martin is a director of Halliburton, which is engaged in the petroleum services, hydrocarbon and engineering industries, Crown Castle International Corporation, a telecommunications company, and Special Metals Corporation, which produces high-performance nickel-based alloys and super alloys.

        Thomas L. Rhodes.    Mr. Rhodes was appointed a Director of the Company in July 1994 and is currently a member of the Audit, Compensation and Nominating and Corporate Governance Committees. Mr. Rhodes has served as the President and Director of National Review magazine since November 1992, where he has also served as a Director since 1988. From 1976 to 1992, he held various positions at Goldman, Sachs & Co., was elected a General Partner in 1986 and served as a General Partner from 1987 until November 1992. Mr. Rhodes is Chairman of the Board of Directors of The Lynde and Harry Bradley Foundation, Vice Chairman of American Land Lease, Inc. and serves as a Director of Delphi Financial Corporation and its subsidiaries.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

        The Board of Directors held four meetings during the year ended December 31, 2002. During 2002, no director attended fewer than 75% of the total number of meetings of the Board of Directors and any committees of the Board of Directors upon which he served. The Board of Directors has established standing audit, compensation and nominating and corporate governance committees.

        Audit Committee. The Audit Committee currently consists of the four Independent Directors: Messrs. Ellwood (Chairman), Bailey, Martin, and Rhodes. The Audit Committee makes recommendations to the Board of Directors concerning the engagement of independent auditors, reviews with the independent auditors the plans and results of the audit engagement, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. Beginning in 2003, the Audit Committee will assume sole responsibility for the engagement of the Company's independent auditors. Each member of the Audit Committee is independent, as that term is defined by Sections 303.01(B)(2)(a) and (3) of the listing standards of the New York Stock Exchange relating to audit committees. The Audit Committee held six meetings during the year ended December 31, 2002.

        Compensation and Human Resources Committee. The Compensation and Human Resources Committee currently consists of the Independent Directors: Messrs. Martin (Chairman), Bailey, Ellwood, and Rhodes. The Compensation and Human Resources Committee determines and reports to the Board of Directors regarding compensation for the Company's executive officers and administers the Company's stock option plans. The Compensation and Human Resources Committee held four meetings during the year ended December 31, 2002.

        Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of the Independent Directors: Messrs. Bailey (Chairman), Martin, Ellwood, and Rhodes. The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding those individuals who will be nominated to serve on the Board of Directors. The Nominating and Corporate Governance Committee will consider nominees to the Board that are recommended by stockholders in writing, marked to the attention of the Secretary, no later than November 28, 2003. The Nominating and Corporate Governance Committee held two meetings during the year ended December 31, 2002.

COMPENSATION AND HUMAN RESOURCES COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation and Human Resources Committee consists of Messrs. Martin (Chairman), Bailey, Ellwood and Rhodes. Mr. Rhodes is Vice Chairman and a Director of American Land Lease, Inc. Mr. Considine, the Chairman of the Board and Chief Executive Officer of the Company, is also Chairman and Chief Executive Officer of American Land Lease, Inc.

COMPENSATION OF DIRECTORS

        In 2002, the Company paid the Independent Directors an annual fee of 1,500 shares of Common Stock, a fee of $1,000 for attendance at each meeting of the Board of Directors, and $1,000 for each meeting of any committee thereof. Compensation for the Independent Directors in 2003 is an annual fee of 3,000 shares of Common Stock, which shares were issued in February 2003, a fee of $1,000 for attendance at each meeting of the Board of Directors, and a fee of $1,000 for each meeting of any committee thereof. This amount may be modified after further review by the Company. Directors who are not Independent Directors do not receive directors' fees.

        Pursuant to The 1994 Stock Option Plan of Apartment Investment and Management Company and Affiliates, each Independent Director, upon joining the Board of Directors, received an initial grant of an option to purchase up to 3,000 shares of Common Stock at the market price of the shares on the date of grant. On June 5, 2000 Mr. Bailey was granted an option to acquire 3,000 shares of Common Stock. Following the annual meeting of stockholders in 2000, each Independent Director received an option to purchase up to 3,000 shares of Common Stock. On January 24, 2001, each Independent Director received an option to purchase up to 10,000 shares of Common Stock. Following the annual meeting of stockholders in 2002, each Independent Director received an option to purchase up to 10,000 shares of Common Stock. The options have purchase prices equal to the market price of the shares on the day prior to the date of grant and vest one year after the date of grant. The Company does not intend to compensate the Independent Directors with stock options in 2003.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. A written charter approved by the Board of Directors governs the Audit Committee.

        The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to independence discussions with audit committees, has discussed with the independent auditors their independence from the Company and its management, and has considered whether the independent auditor's provision of non-audit services to the Company is compatible with maintaining the auditor's independence.

        The Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held six meetings during fiscal year 2002.

        None of the Audit Committee members have a relationship with the Company that might interfere with exercise of his independence from the Company and its management.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee has also determined that provision by Ernst & Young LLP of other non-audit services is compatible with maintaining Ernst & Young LLP's independence. The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company's independent auditors.

Date: March    , 2003

  RICHARD S. ELLWOOD (CHAIRMAN)
  JAMES N. BAILEY
  J. LANDIS MARTIN
  THOMAS L. RHODES

        The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information available to the Company, as of March 1, 2003, with respect to equity securities of the Company or any of its subsidiaries (other than directors' qualifying shares) beneficially owned by (i) each director and nominee, the chief executive officer and the four other most highly compensated executive officers (the "Named Executive Officers") who were serving as of December 31, 2002, and (ii) all directors and executive officers as a group. The table also sets forth certain information available to the Company, as of March 1, 2003, with respect to shares of Common Stock held by each person known to the Company to be the beneficial owner of more than 5% of such shares. This table does not reflect options that are not exercisable within 60 days. Unless otherwise indicated, each person has sole voting and investment power with respect to the securities beneficially owned by that person. The business address of each of the following directors and executive officers is 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, unless otherwise specified.

Name and Address of Beneficial Owner	Number of shares of Common Stock (1)		Percentage of Common Stock Outstanding (2)	Number of Partnership Units (3)		Percentage Ownership of the Company (4)
Directors & Executive Officers:
Terry Considine	4,894,565	(5)	5.0%	2,430,173	(6)	6.7%
Peter K. Kompaniez	1,538,049	(7)	1.6%	354,410	(8)	1.8%
Paul J. McAuliffe	328,293	(9)	*	6,358	(10)	*
David Robertson	110,029	(11)	*	—		*
Lance J. Graber	181,518	(12)	*	—		*
James N. Bailey	29,000	(13)	*	—		*
Richard S. Ellwood	48,525	(14)	*	—		*
J. Landis Martin	51,000	(15)	*	34,646	(16)	*
Thomas L. Rhodes	79,400	(17)	*	34,365	(18)	*
All directors and executive officers as a group (17 persons)	8,336,994	(19)	8.4%	2,930,770	(20)	10.2%
5% or Greater Holders:
Stichting Pensioenfonds ABP Oude Lindestraat 70 Postbus 2889 6401 DL Heerlen The Netherlands	8,027,400		8.6%	—		7.6%
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	7,459,526	(21)	8.0%	—		7.1%
Pacific Financial Research, Inc 9601 Wilshire Blvd., Suite 800 Beverly Hills, CA 90210	5,839,900	(22)	6.2%	—		5.5%

*
Less than 1.0%

(1)
Excludes shares of Common Stock issuable upon redemption of OP Units or Class I Units.

(2)
Represents the number of shares of Common Stock beneficially owned by each person divided by the total number of shares of Common Stock outstanding. Any shares of Common Stock that may be acquired by a person within 60 days upon the exercise of options, warrants, rights or conversion privileges are deemed to be beneficially owned by that person and are deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by that person, but not any other person.

(3)
Through wholly owned subsidiaries, the Company acts as general partner of, and, as of March 1, 2003, holds approximately 89% of the interests in the Operating Partnership. After a one-year holding period, OP Units may be tendered for redemption and, upon tender, may be acquired by the Company for shares of Common Stock at an exchange ratio of one share of Common Stock for each OP Unit (subject to adjustment). If all OP Units were acquired by the Company for Common Stock (without regard to the ownership limit set forth in AIMCO's Charter) these shares of Common Stock would constitute approximately 11% of the then outstanding shares of Common Stock. OP Units are subject to certain restrictions on transfer. Class I Units are not convertible into Common Stock. However, in the event of a change of control of the Company, holders of the Class I Units will have redemption rights similar to those of holders of OP Units.

(4)
Represents the number of shares of Common Stock beneficially owned, divided by the total number of shares of Common Stock outstanding, assuming, in both cases, that all 9,619,803 OP Units and 2,379,084 Class I Units outstanding as of March 1, 2003, are redeemed in exchange for shares of Common Stock (notwithstanding any holding period requirements, AIMCO's ownership limit and, in the case of Class I Units, the absence of a change of control). See Note (3) above. Excludes Partnership Preferred Units issued by the Operating Partnership and AIMCO preferred stock.

(5)
Includes 1,195,500 shares held by Titahotwo Limited Partnership RLLLP ("Titahotwo") a registered limited liability limited partnership for which Mr. Considine serves as the general partner and holds a 1% ownership interest. Also includes the following shares of which Mr. Considine disclaims beneficial ownership: 3,201,069 shares subject to options that are exercisable within 60 days held by Titaho Limited Partnership RLLLP, a registered limited liability limited partnership for which Mr. Considine's brother is the trustee for the sole general partner; 74,743 shares held by Mr. Considine's spouse; and 98,963 shares held by a non-profit foundation in which Mr. Considine has shared voting and investment power.

(6)
Includes 840,801 OP Units and 1,589,372 Class I Units that represent 8.7% of OP Units outstanding and 66.8% of Class I Units outstanding, respectively. The 840,801 OP Units include 179,735 OP Units held by an entity in which Mr. Considine has sole voting and investment power, 2,300 OP Units held by Titahotwo, and 157,698 OP Units held by Mr. Considine's spouse, for which Mr. Considine disclaims beneficial ownership. All Class I Units are held by Titahotwo.

(7)
Includes a restricted stock grant of 11,210 shares to be made to Mr. Kompaniez on May 1, 2003, which shares will vest 40% on the second anniversary of the award and 20% on each of the third, fourth and fifth anniversaries of the award. Includes 873,834 shares subject to options that are exercisable within 60 days.

(8)
Includes 317,875 Class I Units that represent 0.4% of OP Units outstanding and 13.4% of Class I Units outstanding, respectively. The Class I Units include 158,938 units held by two trusts established by Mr. Kompaniez for his children for which he serves as trustee and disclaims beneficial ownership. Also includes 36,535 OP Units, 23,625 of which are held indirectly by a corporation in which Mr. Kompaniez has a 75% interest, and the 7,870 OP Units attributable to the 25% stockholder unaffiliated with Mr. Kompaniez are excluded pursuant to a contractual arrangement that prohibits Mr. Kompaniez from exercising voting or dispositive power over the 7,870 OP Units. Mr. Kompaniez has no pecuniary interest in nor beneficial ownership of these 7,870 OP Units.

(9)
Includes a restricted stock grant of 22,008 shares to be made to Mr. McAuliffe on May 1, 2003, which shares will vest 40% on the second anniversary of the award and 20% on each of the third, fourth and fifth anniversaries of the award, and includes 1,300 shares of Class P Convertible Cumulative Preferred Stock that are convertible into 580 shares of Common Stock and represents less than 1% of the class outstanding. Also includes 176,435 shares subject to options that are exercisable within 60 days. Mr. McAuliffe also beneficially owns: 2,000 shares of Class C Cumulative Preferred Stock; 5,800 shares of Class D Cumulative Preferred Stock, of which 3,800 are held indirectly by Mr. McAuliffe's minor children; and 2,000 shares of Class G Cumulative Preferred Stock, each of which represents less than 1% of the class outstanding.

(10)
Represents Class I Units, which constitute less than 1% of the class outstanding.

(11)
Includes a restricted stock grant of 24,759 shares to be made to Mr. Robertson on May 1, 2003, which shares will vest 40% on the second anniversary of the award and 20% on each of the third, fourth and fifth anniversaries of the award. Includes 16,667 shares subject to options that are exercisable within 60 days.

(12)
Includes a restricted stock grant of 12,930 shares to be made to Mr. Graber on May 1, 2003, which shares will vest 40% on the second anniversary of the award and 20% on each of the third, fourth and fifth anniversaries of the award. Includes 114,000 shares subject to options that are exercisable within 60 days. Mr. Graber also beneficially owns 6,250 shares of Class D Cumulative Preferred Stock, which represents less than 1% of the class outstanding.

(13)
Includes 23,000 shares subject to options that are exercisable within 60 days.

(14)
Includes 32,000 shares subject to options that are exercisable within 60 days and 200 shares that are held by Mr. Ellwood's wife and for which Mr. Ellwood disclaims beneficial ownership.

(15)
Includes 29,000 shares subject to options that are exercisable within 60 days.

(16)
Includes 280.5 OP Units and 34,365 Class I Units, each of which represent less than 1% of the class outstanding.

(17)
Includes 29,000 shares subject to options that are exercisable within 60 days. Also includes 4,900 shares held by The Rhodes Foundation for which Mr. Rhodes disclaims beneficial ownership. Mr. Rhodes also beneficially owns 7,500 shares of Class C Cumulative Preferred Stock, and 2,000 shares of Class D Cumulative Preferred Stock, each of which represents less than 1% of the class outstanding.

(18)
Represents Class I Units, which constitute less than 1% of the class outstanding.

(19)
Includes 5,077,867 shares subject to options that are exercisable within 60 days, 127,361 shares subject to restricted stock grants to be made May 1, 2003, and 4,609 shares of Class P Convertible Cumulative Preferred Stock that are convertible into 2,066 shares of Common Stock, which represents less than 1% of the class outstanding. All directors and executive officers as a group also beneficially own: 9,500 shares of Class C Cumulative Preferred Stock; 14,050 shares of Class D Cumulative Preferred Stock; 2,000 shares of Class G Cumulative Preferred Stock, each of which represent less than 1% of all shares of each class outstanding.

(20)
Includes 877,616.50 OP Units and 2,053,154 Class I Units, which represent 9.1% of OP Units outstanding and 86.3% of Class I Units outstanding, respectively.

(21)
In addition to the securities listed above as beneficially owned by FMR Corp., FMR Corp. has the sole power to vote or direct the vote of 1,253,703 shares.

(22)
Pacific Financial Research, Inc. has shared voting power as to 366,600 of such shares.

SUMMARY COMPENSATION TABLE

        The following table sets forth the compensation paid for each of the three fiscal years ended December 31, 2002 to the Company's Chief Executive Officer and each of the Named Executive Officers.

					Long Term Compensation (1)
		Annual Compensation
							Securities Underlying Stock Options/SARs Awards (#)
Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Other Annual Compensation ($)	Restricted Stock Awards ($)				All Other Compensation ($)
Terry Considine Chairman of the Board of Directors and Chief Executive Officer	2002 2001 2000	200,000 100,000 275,000	510,000 857,500 None	None None None	None None None		615,044 921,970 200,000	(4)	None None None
Peter K. Kompaniez Vice Chairman of the Board of Directors and President	2002 2001 2000	200,000 100,000 235,000	485,000 507,500 None	None None None	None None	(5)	180,310 437,122 200,000	(6)	None None None
Paul J. McAuliffe Executive Vice President and Chief Financial Officer	2002 2001 2000	200,000 200,000 200,000	360,000 457,500 None	None None None	470,000 1,200,000	(7) (3) (3)	150,442 203,788 20,000	(8)	None None None
David Robertson (9) Executive Vice President — President and Chief Executive Officer — AIMCO Capital	2002	200,000	360,000	None		(10)	161,505	(11)	None
Lance J. Graber Executive Vice President — AIMCO Capital Transactions	2002 2001 2000	200,000 200,000 200,000	360,000 262,500 400,000	None None None	200,037 None	(12) (3)	207,965 None None	(13)	None None None

(1)
Restricted stock and stock options were awarded in January 2001 and 2002, respectively, with respect to fiscal years 2000 and 2001. Stock options were awarded in February 2003 with respect to fiscal year 2002.

(2)
Includes all incentive cash compensation earned by the Chief Executive Officer and each of the Named Executive Officers.

(3)
The value of the 2001 restricted stock awards at December 31, 2002 was $404,034 and $171,958 for Messrs. McAuliffe and Graber, respectively. Such value is determined by the market price, $37.48, for the Common Stock at the last day of the last fiscal year. The number of shares subject to 2001 restricted stock awards held by Messrs. McAuliffe and Graber at the end of fiscal year 2002 was 10,780 shares and 4,588 shares, respectively. With respect to Mr. McAuliffe's 10,780 shares, 8,028 are subject to restrictions that lapse on the second (40%), third (20%), fourth (20%) and fifth (20%) anniversaries of the award and 2,752 are subject to restrictions that lapse on the first (34%), second (33%) and third (33%) anniversaries of the award, thus restrictions have lapsed with respect to 935 shares of this award. The value of the 2000 restricted stock awards at the end of the last fiscal year was $944,308 for Mr. McAuliffe. Such value is determined by the market price, $37.48, for the Common Stock at the last day of the last fiscal year. The number of shares subject to 2000 restricted stock awards held by Mr. McAuliffe at the end of the last fiscal year was 25,195 shares. Restrictions lapse on the first (34%), second (33%) and third (33%) anniversaries of the award, thus restrictions have lapsed with respect to 16,880 shares of this award. Holders of restricted stock awards are entitled to receive the dividends thereto commencing on the date of grant.

(4)
This number reflects two option grants, each of which were made on February 3, 2003. Of the total, 150,442 vest 34% on the first anniversary of the award and 33% vests on each of the second and third anniversaries of the award, and 464,602 vest 40% on the second anniversary of the award and 20% on each of the third, fourth and fifth anniversaries of the award.

(5)
As part of 2002 compensation, on May 1, 2003, Mr. Kompaniez will be granted a restricted stock grant of 11,210 shares, which shares will vest 40% on the second anniversary of the award and 20% on each of the third, fourth and fifth anniversaries of the award. Because the closing market price on date of grant is not known, the dollar value of the grant cannot be calculated at this time. At December 31, 2002, such an award would have had a value of $420,151 based on the market price, $37.48, for the Common Stock at the last day of the last fiscal year. Holders of restricted stock awards are entitled to receive the dividends thereto commencing on the date of grant.

(6)
This number reflects two option grants, each of which were made on February 3, 2003. Of the total, 139,381 vest 34% on the first anniversary of the award and 33% vests on each of the second and third anniversaries of the award and 40,929 vest 40% on the second anniversary of the award and 20% vests on each of the third, fourth and fifth anniversaries of the award.

(7)
As part of 2002 compensation, on May 1, 2003, Mr. McAuliffe will be granted a restricted stock grant of 22,008 shares, which shares will vest 40% on the second anniversary of the award and 20% on each of the third, fourth and fifth anniversaries of the award. Because the closing market price on date of grant is not known, the dollar value of the grant cannot be calculated at this time. At December 31, 2002, such an award would have had a value of $824,860 based on the market price, $37.48, for the Common Stock at the last day of the last fiscal year. Holders of restricted stock awards are entitled to receive the dividends thereto commencing on the date of grant.

(8)
This number reflects two option grants, each of which were made on February 3, 2003. Of the total, 84,071 vest 34% on the first anniversary of the award and 33% vests on each of the second and third anniversaries of the award and 66,372 vest 40% on the second anniversary of the award and 20% vests on each of the third, fourth and fifth anniversaries of the award.

(9)
Mr. Robertson was not an employee of the Company prior to February 2002.

(10)
As part of 2002 compensation, on May 1, 2003, Mr. Robertson will be granted a restricted stock grant of 24,759 shares, which shares will vest 40% on the second anniversary of the award and 20% on each of the third, fourth and fifth anniversaries of the award. Because the closing market price on date of grant is not known, the dollar value of the grant cannot be calculated at this time. At December 31, 2002, such an award would have had a value of $927,967 based on the market price, $37.48, for the Common Stock at the last day of the last fiscal year. Holders of restricted stock awards are entitled to receive the dividends thereto commencing on the date of grant.

(11)
This number reflects two option grants, each of which were made on February 3, 2003. Of the total 84,071 vest 34% on the first anniversary of the award and 33% vests on each of the second and third anniversaries of the award and 77,434 vest 40% on the second anniversary of the award and 20% vests on each of the third, fourth and fifth anniversaries of the award.

(12)
As part of 2002 compensation, on May 1, 2003, Mr. Graber will be granted a restricted stock grant of 12,390 shares, which shares will vest 40% on the second anniversary of the award and 20% on each of the third, fourth and fifth anniversaries of the award. Because the closing market price on date of grant is not known, the dollar value of the grant cannot be calculated at this time. At December 31, 2002, such an award would have had a value of $464,377 based on the market price, $37.48, for the Common Stock at the last day of the last fiscal year. Holders of restricted stock awards are entitled to receive the dividends thereto commencing on the date of grant.

(13)
This number reflects two option grants, each of which were made on February 3, 2003. Of the total, 84,071 vest 34% on the first anniversary of the award and 33% vests on each of the second and third anniversaries of the award and 123,894 vest 40% on the second anniversary of the award and 20% vests on each of the third, fourth and fifth anniversaries of the award.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

        Information on options granted in 2003 for the 2002 fiscal year to the Named Executive Officers is set forth in the following table.

	Individual Grants (1)
Name	Number of Securities Underlying Options/SARs Granted (#) (2)	% of Total Options/SARs Granted To Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($) (3)
Terry Considine	615,044	37.9%	$36.35	2/3/2013	$1,389,999
Peter K. Kompaniez	180,310	11.1	36.35	2/3/2013	407,501
Paul J. McAuliffe	150,442	9.3	36.35	2/3/2013	339,999
David Robertson	161,505	9.9	36.35	2/3/2013	365,001
Lance J. Graber	207,965	12.8	36.35	2/3/2013	470,001

(1)
Under the terms of the Apartment Investment and Management Company 1997 Stock Award and Incentive Plan (the "1997 Stock Plan"), the plan administrator retains discretion, subject to certain restrictions, to modify the terms of outstanding options. The exercise price of incentive options granted under the 1997 Stock Plan equal the fair market value of a share of Common Stock on the date of grant. The exercise price of non-qualified options issued under the 1997 Stock Plan generally equals the fair market value of a share of Common Stock on the date of grant.

(2)
For 150,442 options and 139,381 options for Messrs. Considine and Kompaniez, respectively and for 84,071 options for each of Messrs. McAuliffe, Robertson and Graber, vesting is on the first (34%), second (33%) and third (33%) anniversaries of the grant date of February 3, 2003. For 464,602 options, 40,929 options, 66,372 options, 77,434 options and 123,894 options for Messrs. Considine, Kompaniez, McAuliffe, Robertson and Graber, respectively, vesting is on the second (40%), third (20%), fourth (20%) and fifth (20%) anniversaries of the grant date of February 3, 2003.

(3)
The estimated present value at grant date of option grants in 2003 has been calculated using the Black-Scholes option pricing model based on the following assumptions: an estimated time until exercise of 5 years, a volatility of 19.5%, a risk-free interest rate of 3.52% and a dividend yield of 9.0%. The real value of these options depends on the actual performance of the Company's Common Stock during the applicable period and upon when options are exercised. No gain to the optionee is possible without an increase in the share price, which would benefit all shareholders as well.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION/SAR VALUES

        Information on option exercises during 2002 by the Named Executive Officers, and the value of unexercised options held by Named Executive Officers at December 31, 2002 is set forth in the following table.

			Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-the-Money Options/SARs at FY-End ($) (2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable(1)	Exercisable	Unexercisable
Terry Considine	None	None	2,270,000	2,662,308	$309,960	$116,340
Peter K. Kompaniez	None	None	565,000	1,017,432	91,560	46,515
Paul J. McAuliffe	None	None	120,000	477,760	57,600	38,400
David Robertson	None	None	None	361,505	None	None
Lance J. Graber	None	None	114,000	283,965	None	None

(1)
Includes: 615,044 shares, 180,310 shares, 150,442 shares, 161,505 shares and 207,965 shares subject to options granted to Messrs. Considine, Kompaniez, McAuliffe, Robertson and Graber, respectively, in February 2003.

(2)
Market value of underlying securities at fiscal year-end, less the exercise price. Market value is determined based on the closing price of the Common Stock on the New York Stock Exchange on December 31, 2002 of $37.48 per share.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT TO STOCKHOLDERS

        The four members of the Board of Directors who are not members of management constitute the Compensation and Human Resources Committee. The Compensation and Human Resources Committee determines the compensation of the Chief Executive Officer and the President; reviews and approves compensation of other corporate officers holding the title of Executive Vice President ("Other Senior Management" and together with the Chief Executive Officer and the President, "Senior Management"); reviews the general compensation and benefit practices of the Company; and administers the Company's stock option and other stock related plans.

        In conducting its review and in making its determination and granting approvals, the Committee considers various factors: the alignment of management financial awards with shareholder objectives for Total Return (dividend income plus share price appreciation); reasonability of compensation in consideration of all the facts, including Total Return, the size and complexity of the Company, and practices of other real estate investment trusts; and recruitment and retention of the Company's management.

        Compensation of Senior Management is comprised of Base Compensation, Bonus Compensation and Long Term Incentive Compensation (collectively "Total Compensation"). The policy of the Compensation and Human Resources Committee is to set Base Compensation at or below the median paid by comparable companies to executive officers with comparable responsibilities; to use Bonus Compensation with a mixture of cash and stock options and/or restricted stock to reward specific achievements with reference to the median levels of the peer group; and to use Long Term Incentive Compensation (which is a mixture of stock options and restricted stock), at levels dependant upon the Company's performance. In years when the Company's financial performance is superior to its peer group (REITs with market capitalization of greater than $4 billion), it is the policy of the Compensation and Human Resources Committee to set Total Compensation at levels that reward such performance. If Company performance is not superior to the peer group it is the Compensation and Human Resources Committee's policy to maintain aggregate Total Compensation of Senior Management at levels equal to or below the median level of the peer group, balanced by individual performance. The comparable companies reviewed by the Compensation and Human Resources Committee are among those included in the SNL indices used in the stock price performance graph under the heading "Stock Price Performance Graph" in this Proxy Statement. Among the factors considered by the Compensation and Human Resources Committee, in addition to Total Return, are various metrics of the Company, measured against the peer group, such as Adjusted Funds From Operations, and the scale of the business.

        Base Compensation. The Compensation and Human Resources Committee determined 2002 Base Compensation for the Chief Executive Officer and for the President; reviewed and approved 2002 Base Compensation for Other Senior Management based upon the recommendation of the Chief Executive Officer and President; and considered such 2002 Base Compensation reasonable and in line with Company policy. The Base Compensation for Messrs. Considine and Kompaniez has been set to be equal or below the median compensation paid to executives with similar responsibilities at comparable companies reviewed by the Compensation and Human Resources Committee.

        Bonus and Long Term Incentive Compensation. In assessing Bonus and Long Term Incentive Compensation for 2002, the Compensation and Human Resources Committee considered, among other things:

  •
  Adjusted Funds From Operations and Funds From Operations per share decreased to $3.77 and $4.64, respectively, a decrease of 18.6% and 10.9%, respectively, against the prior year's results.

  •
  Total market capitalization increased to approximately $11.2 billion ($4.0 billion in equity capitalization) as of December 31, 2002, compared to approximately $9.9 billion ($4.0 billion in equity capitalization), as of December 31, 2001, an increase of 13%.

  •
  Property sales activity totaled approximately $552 million for the year, consisting of 53 conventional properties, 26 affordable properties, seven senior living facilities, and one commercial property, generating net proceeds to AIMCO in excess of $137 million.

  •
  AIMCO completed two acquisitions — Casden in southern California ($1.1 billion) and the New England Properties acquisition in greater Boston ($500 million).

  •
  AIMCO raised $369 million of common equity through its public issuance of Common Stock at $46.17 per share (net) and converted $270 million of convertible preferred securities into Common Stock and Partnership Units.

  •
  AIMCO's 2002 Total Return of (11.5)% was less than that of the Morgan Stanley REIT Index, which had a return of 3.6%, and less than that of the peer group.

  •
  AIMCO's five year Total Return was 7.4% on an annualized basis, which exceeded the per group average of 6.8% annualized and the Morgan Stanley REIT Index Return of 3.3% annualized over the same period.

        Although there were a number of significant accomplishments by the Company during 2002, the Company's financial performance was not considered superior by the Compensation and Human Resources Committee. Thus, the Compensation and Human Resources Committee approved Total Compensation to Mr. Considine and Mr. Kompaniez as follows:

Name	Base Compensation	Bonus Compensation	Long Term Incentive Compensation	Total Compensation
Terry Considine	$200,000	$850,000	$1,050,000	$2,100,000
Peter K. Kompaniez	200,000	800,000	500,000	1,500,000

        Mr. Considine's and Mr. Kompaniez' Total Compensation is comprised of $710,000 and $685,000 in cash and $1,390,000 and $815,000 in equity compensation, respectively.

        The Compensation and Human Resources Committee approved $10,380,000 in Total Compensation to nine other members of Senior Management, consisting of $4,329,000 in cash (includes salary and bonus) and $6,051,000 in stock options and restricted stock. For the purpose of calculating the number of shares to be granted, restricted stock was valued at $36.35 per share, the closing price of the Common Stock on January 31, 2003 and will be granted on May 1, 2003. The options, which were granted February 3, 2003, have an exercise price of $36.35. The Compensation and Human Resources Committee valued the options at approximately $2.26 per underlying share, based on the advice of a nationally recognized independent investment bank that valued the options consistent with the approach and using the parameters defined in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.

        The aggregate amount of Total Compensation of $8,625,000, consisting of $3,075,000 in cash and $5,550,000 in options and restricted stock, for the Company's CEO and four most highly compensated executive officers is below the average amount paid in 2001 to the CEO and four most highly compensated executive officers of REITs having market capitalization rates of $4 billion or greater.

Date: March     , 2003

  J. LANDIS MARTIN (CHAIRMAN)
  JAMES N. BAILEY
  RICHARD S. ELLWOOD
  THOMAS L. RHODES

        The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        Information on equity compensation plans as of the end of the 2002 fiscal year under which equity securities of the Company are authorized for issuance is set forth in the following table.

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities subject to outstanding unexercised grants)
Equity compensation plans approved by security holders	8,691,467		$40.15	7,254,133
Equity compensation plans not approved by security holders	77,146	(1)	32.06	-0-

(1)
Includes: 15,762 outstanding options with a weighted average exercise price of $36.83 assumed by the Company in a 1998 merger; 36,884 outstanding options with a weighted average exercise price of $32.51 from the 1994 Stock Option Plan of Apartment Investment and Management Company that originally provided for the granting of a maximum of 150,000 options; and 24,500 outstanding options with a weighted average exercise price of $28.31 from the Apartment Investment and Management Company 1996 Stock Award and Incentive Plan that originally provided for the granting of a maximum of 500,000 options.

EMPLOYMENT ARRANGEMENTS

        Each of Messrs. Considine and Kompaniez receive annual cash compensation pursuant to employment contracts with the Company. The initial two-year term of each of these contracts expired in July 1996 but the contracts are automatically renewed for successive one-year terms unless the officer is terminated by the Company. The base salary payable under the employment contracts is subject to annual review and adjustment by the Compensation and Human Resources Committee. The base annual salaries of Messrs. Considine and Kompaniez were $200,000 each for 2002. Each of Messrs. Considine and Kompaniez are also eligible for a bonus set by the Compensation and Human Resources Committee. See "Compensation and Human Resources Committee Report to Stockholders."

        The employment contracts provide that upon a change in control of the Company or a termination of employment under certain circumstances, the employee will be entitled to a payment equal to three times the average annual salary for the previous three years. The contracts provide that during the term of the contract and for one year thereafter in no event will the employees engage in the acquisition, development, operation or management of other multifamily rental apartment properties outside of the Company. In addition, the contracts provide that the employees will not engage in any active or passive investment in property relating to multifamily rental apartment properties, with the exception of the ownership of up to 1% of the securities of any publicly-traded company involved in those activities.

        Effective in January 2002, the Company entered into certain non-competition and non-solicitation agreements with a number of employees, including Messrs. Considine, Kompaniez, McAuliffe, Robertson and Graber. Pursuant to the agreements, in consideration for payment of certain bonus and restricted stock, each of these executives agreed that during the term of his employment with the Company and for a period of two (2) years following the termination of his employment, except in circumstances where there was a change in control of the Company, he could not (i) be employed by a competitor of the Company named on a schedule to the agreement, (ii) solicit other AIMCO employees to leave the Company's employ or (iii) solicit customers of AIMCO to terminate their relationship with the Company. The agreements further required that the executives protect the Company's trade secrets and confidential information.

        The agreements provide that in order to enforce the above-noted non-competition condition following the executive's termination of employment by the Company without cause, each of Messrs. Considine, Kompaniez, McAuliffe, Robertson and Graber will receive, for a period not to exceed the earlier of twenty-four (24) months following such termination or the date of acceptance of employment with a non-competitor, (i) severance pay in an amount, if any, to be determined by the Company in its sole discretion, and (ii) following payment of such severance, a monthly payment equal to two-thirds (2/3) of such executive's monthly base salary at the time of termination.

        For purposes of these agreements, "cause" is defined to mean, among other things, the executive's (i) breach of the agreement, (ii) failure to perform required employment services, (iii) misappropriation of Company funds or property, (iv) indictment, conviction, plea of guilty or plea of no contest to a crime involving fraud or moral turpitude, or (v) negligence, fraud, breach of fiduciary duty, misconduct or violation of law.

STOCK PRICE PERFORMANCE GRAPH

        The following graph compares cumulative total returns for the Company's Common Stock ("AIMCO"), the Standard & Poor's 500 Total Return Index (the "S&P 500"), the NASDAQ, the SNL Residential REIT Index and the Morgan Stanley REIT Index. The SNL Residential REIT Index was prepared by SNL Securities, an independent research and publishing firm specializing in the collection and dissemination of data on the banking, thrift and financial services industries. The Morgan Stanley REIT Index is published by Morgan Stanley Incorporated, an investment banking company. The indices are weighted for all companies that fit the definitional criteria of the particular index and are calculated to exclude companies as they are acquired and add them to the index calculation as they become publicly traded companies. All companies of the definitional criteria in existence at the point in time presented are included in the index calculations. The graph assumes the investment of $100 in the Company's Common Stock and in each index on December 31, 1997, and that all dividends paid have been reinvested.

*
Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago, 2003.

**
Morgan Stanley REIT Index

        The Stock Price Performance Graph will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        From time to time, the Company has entered into various transactions with certain of its executive officers and directors. The Company attempts to price such transactions based on fair market value, and believes that the transactions are on terms that are as favorable to the Company as could be achieved with unrelated third parties.

        In 2002, the Operating Partnership sold to a limited liability company owned by members of senior management and other employees of the Company (approximately 45% by a Considine family partnership, approximately 11% by Mr. Kompaniez and approximately 44% by other employees) an aggregate of 4,398 Class V Units for approximately $938,000. The sale was approved by the Company's stockholders at the 2002 Annual Stockholders' Meeting.

        Based upon the total return of the Company's Common Stock during 2001 and 2002, compared to the Morgan Stanley REIT Index, and a 23.2% minimum return, the Class III Units were valued at $0 as of January 1, 2003 and the allocable investment made by the holders of $1,792,764 was lost.

        Based upon the total return of the Company's Common Stock during 2001 and 2002, compared to the Morgan Stanley REIT Index, and a 23.2% minimum return, the Class IV Units were valued at $0 for the period of January 1, 2001 through December 31, 2002, however, the full measurement period ends on December 31, 2003.

        Based on the total return of the Company's Common Stock during 2002, compared to the Morgan Stanley REIT Index, and a 11% minimum return, the Class V Units were valued at $0 for the period of January 1, 2002 through December 31, 2002, however, the full measurement period ends on December 31, 2004.

        The Company is currently proposing to issue up to 5,000 Class VI High Performance Partnership Units to a limited liability company that the Company expects will be owned by members of senior management and other employees of the Company (approximately 40% by a Considine family partnership, approximately 10% by Mr. Kompaniez, and approximately 50% by other employees) for $985,000. See "Proposal 3: Approval of the Sale of High Performance Units."

STOCK PURCHASE LOANS

        From time to time, prior to the effectiveness of the Sarbanes-Oxley Act of 2002 in July 2002, the Company made loans to its executive officers to finance their purchase of shares of Common Stock from the Company. In February 2002, the Company sold to Mr. Robertson 68,603 shares of Common Stock for a purchase price of $3,000,009. The purchase price was equal to the closing price of the Common Stock on the New York Stock Exchange on the date of sale. In payment for such shares, Mr. Robertson executed a promissory note payable to the Company bearing interest at 6.75% per annum, payable quarterly, and due in 2012. In order to comply with the Sarbanes-Oxley Act of 2002, the Company no longer provides loans to executive officers and will not make any material modification to any existing loans to executive officers. The following table sets forth certain information with respect to stock purchase loans to executive officers.

Name	Interest Rate	Highest Amount Owed During 2002	Amount Repaid Since Inception (thru 3/01/03)	March 1, 2003 Balance
Terry Considine	7.25%	$15,797,963	$20,768,504	$15,067,486
Peter K. Kompaniez	7.25	1,944,584	11,936,265	-0-
Harry G. Alcock	7.00	761,845	651,853	642,153
Miles Cortez	7.25	3,000,045	70,495	2,929,550
Joseph DeTuno	7.00	398,029	323,572	176,421
Patti K. Fielding	7.25	597,296	81,621	538,379
Patrick J. Foye	6.25	2,613,702	589,535	2,410,489
Lance J. Graber	7.00	1,925,000	126,423	1,798,577
Paul J. McAuliffe	7.00	2,021,576	591,116	1,808,889
Ronald D. Monson	7.25	1,077,280	418,069	788,143
Thomas C. Novosel	7.25	-0-	1,330,000	-0-
James G. Purvis	n/a	n/a	n/a	n/a
David Robertson	6.75	3,000,009	98,515	2,901,494

		$33,137,329	$36,985,968	$29,061,581

LOANS RELATED TO HIGH PERFORMANCE UNITS

        From time to time, prior to the effectiveness of the Sarbanes-Oxley Act of 2002 in July 2002, the Company made loans to certain of its executive officers and employees to finance their investment in High Performance Units through a limited liability company owned by a limited number of AIMCO employees. Each loan is a full recourse loan repayable pursuant to an installment payment or a payroll deduction plan. No such loans have been made to Messrs. Considine or Kompaniez. The following table sets forth certain information with respect to these loans. The employees named below are the Named Executive Officers. Other executive officers and non-executive officers who received loans are grouped in the "other employees" category. In order to comply with the Sarbanes-Oxley Act of 2002, the Company no longer provides loans to executive officers and will not make any material modification to any existing loans to executive officers. The following table sets forth certain information with respect to loans to executive officers.

Name	Interest Rate	Highest Amount Owed During 2002	Amount Loaned For Class V Units	Amount Repaid Since Inception (thru 3/01/03)	March 1, 2003 Balance
Terry Considine	n/a	n/a	n/a	n/a	n/a
Peter K. Kompaniez	n/a	n/a	n/a	n/a	n/a
Lance J. Graber	7.00%	$71,711	n/a	—	$71,711
Paul J. McAuliffe	7.00	484,252	$74,620	$107,323	376,929
David Robertson	7.00	21,320	21,320	3,462	17,858
Other Employees as a group (50 persons)	7.00	1,443,991	230,488	285,212	1,158,780

		$2,021,274	$326,428	$395,997	$1,625,278

OTHER MATTERS

        Section 16(a) Compliance. Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of the Company's stock are required by SEC regulations to furnish the Company with copies of all such forms that they file.

        Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2002, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the period ended December 31, 2002, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the Company's stock, except that Mr. Ellwood inadvertently omitted a report for a purchase by his wife of 200 shares on November 26, 2002, which was reported on December 31, 2002.

        Stockholders' Proposals. Proposals of stockholders intended to be presented at the Company's Annual Meeting of Stockholders to be held in 2004, must be received by the Company, marked to the attention of the Secretary, no later than November 28, 2003 to be included in the Company's Proxy Statement and form of proxy for that meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement. Proposals of stockholders submitted to the Company for consideration at the Company's Annual Meeting of Stockholders to be held in 2004 outside the processes of Rule 14a-8 (i.e., the procedures for placing a shareholder's proposal in the Company's proxy materials) will be considered untimely if received by the Company after February 17, 2004.

        Other Business. The Company knows of no other business that will come before the Meeting for action. As to any other business that comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

        Available Information. The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information that the Company files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        The SEC allows the Company to "incorporate by reference" information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in the Proxy Statement. This Proxy Statement incorporates by reference the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (Commission file No. 1-13232). This document contains important information about the Company and its financial condition.

        The Company incorporates by reference additional documents that the Company may file with the SEC between the date of this Proxy Statement and the date of the Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. The Company has mailed all information contained or incorporated by reference in this Proxy Statement to stockholders.

        If you are a stockholder, the Company may have sent you some of the documents incorporated by reference, but you can obtain any of them through the Company or the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from the Company without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in the Proxy Statement. Stockholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing from the Company at the following address:

  Apartment Investment and Management Company
  4582 South Ulster Street Parkway
  Suite 1100
  Denver, Colorado 80237

        If you would like to request documents from the Company, please do so by April 10, 2003 to receive them before the Meeting. If you request any incorporated documents, they will be mailed to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

        You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your shares at the Annual Meeting of Stockholders. The Company has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated March     , 2003. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than that date.

THE BOARD OF DIRECTORS

March     , 2003
Denver, Colorado

PROXY
APARTMENT INVESTMENT AND MANAGEMENT COMPANY
IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED
FOR EACH OF THE SIX NOMINEES
FOR DIRECTOR AND THE PROPOSALS REFERRED TO IN 2 AND 3 BELOW

        The undersigned hereby appoints Terry Considine and Peter K. Kompaniez and each of them the undersigned's true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Apartment Investment and Management Company (the "Company"), standing in the undersigned's name, at the Annual Meeting of Stockholders of the Company to be held at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, on April 25, 2003 at 9:00 a.m., Denver time (including any adjournments or postponements thereof, the "Stockholders' Meeting"), upon those matters as described in the Proxy Statement for the Stockholders' Meeting and such other matters as may come before such meeting.

        A vote FOR the following proposals described in the Proxy Statement for the Stockholders' Meeting is recommended:

        1.    To elect the following six directors, for a term of one year each, until the next Annual Meeting of Stockholders and until their successors are elected and qualify: Terry Considine, Peter K. Kompaniez, James N. Bailey, Richard S. Ellwood, J. Landis Martin, and Thomas L. Rhodes.

☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY for all Nominees	☐	WITHHOLD AUTHORITY for any Individual Nominee(s) (Write the name(s) of the nominee(s) in the space below)
1.
2.
3.
4.
5.
6.

        2.    To ratify the selection of Ernst & Young LLP to serve as independent auditors for the Company for the fiscal year ending December 31, 2003.

☐	FOR	☐	AGAINST	☐	ABSTAIN

        3.    To approve the sale of High Performance Units.

☐	FOR	☐	AGAINST	☐	ABSTAIN

  (Continued, and to be dated and signed on the reverse side.)

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        AIMCO encourages you to take advantage of new and convenient ways by which you can vote your shares on matters to be covered at the Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.

TO VOTE OVER THE INTERNET:

  •
  Have your proxy card in hand when you access the web site.

  •
  Log onto the Internet and go to the web site, www.eproxyvote.com/aiv, 24 hours a day, 7 days a week.

  •
  You will be prompted to enter your control number printed in the box above.

  •
  Follow the instructions provided.

TO VOTE OVER THE TELEPHONE:

  •
  Have your proxy card in hand when you call.

  •
  On a touch-tone telephone call 1-877-779-8683, 24 hours a day, 7 days a week.

  •
  You will be prompted to enter your control number printed in the box above.

  •
  Follow the recorded instructions.

TO VOTE BY MAIL:

  •
  Mark, sign and date your proxy card.

  •
  Return your proxy card in the postage-paid envelope provided.

        Your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned the proxy card. If you choose to vote your shares electronically, there is no need for you to mail back your proxy card. Proxies submitted by telephone or the Internet must be received by 5:00 p.m. eastern time on April 23, 2003.

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APARTMENT INVESTMENT AND MANAGEMENT COMPANY
PROXY FOR COMMON STOCK

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS ON APRIL 25, 2003

        If any other business is transacted at the Stockholders' Meeting, the Proxy shall be voted in accordance with the best judgment of the above-named attorneys and proxies.

Dated: , 2003
(Signature of Stockholder)
(Signature of Stockholder)

Please sign your name exactly as it appears
hereon. If acting as attorney, executor,
trustee, or in other representative capacity,
please sign name and title. If stock is held
jointly, each joint owner should sign.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

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QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On April 25, 2003
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 25, 2003
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
PROPOSAL 3: APPROVAL OF THE SALE OF HIGH PERFORMANCE UNITS
Class VI High Performance Partnership Units — Three Year Program Valuation Analysis as of December 31, 2002
BOARD OF DIRECTORS AND OFFICERS
BOARD OF DIRECTORS MEETINGS AND COMMITTEES
COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION OF DIRECTORS
AUDIT COMMITTEE REPORT TO STOCKHOLDERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT TO STOCKHOLDERS
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
EMPLOYMENT ARRANGEMENTS
STOCK PRICE PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCK PURCHASE LOANS
LOANS RELATED TO HIGH PERFORMANCE UNITS
OTHER MATTERS
PROXY